Exhibit 99.1

October 10, 2006

News Release

Source: EnXnet, Inc.

EnXnet's Manufacturing Partner, Duplium Corporation, Delivers First Production of OneDisc™/DVDPlus© To Sales and Distribution Personnel

Tulsa, OK, October 10 , 2006 EnXnet, Inc., (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) is pleased to announce that the major manufacturing, marketing, and sales firm Duplium Corporation successfully installed new molds into the manufacturing line set up for the production of the OneDisc™/DVDPlus© product.

Duplium's first production run of the dual-sided DVD/CD product was delivered to their national sales and marketing personnel last week. The initial response from customers has been very strong. Duplium also has the capability to quickly expand manufacturing if the need arises. This now marks the kickoff of a wide scale marketing and distribution effort.

Duplium, one of the largest North American DVD/CD manufacturing and digital media companies, has committed a multi-million dollar manufacturing line to produce OneDisc™/DVDPlus© and more than 25,000 square feet of manufacturing space to further enhance and support many of EXNT's product lines.

Duplium hired one of the top North American DVD/CD salespersons to market and distribute EXNT's dual-sided disc (DVDPlus©). Duplium also has a comprehensive sales force in both the United States and Canada. Duplium maintains approximately 275,000 square feet of manufacturing space in the United States and Canada. For more information on Duplium, please visit www.duplium.com.

"Duplium has worked with us on several projects over the years and has maintained a close watch on the unique projects we have developed. It only made sense for our companies to join forces to combine our technologies and expertise to enhance future growth. The quality and commitment along with the dedicated sales force of Duplium should insure an enhanced revenue stream for EnXnet", said Mark Pempsell, Director of Marketing and Senior Product Development Manager.

Bernie Anderson, CEO of Duplium Corporartion, had this to say, "Our successful installation of the OneDisc™/DVDPlus© technology has been greeted with great enthusiasm by clients and our sales team. We anticipate the OneDisc™/DVDPlus© will open many eyes as well as doors within the optical disc marketplace. We see great opportunities moving forward with EnXnet as we move beyond the traditional and provide unique solutions to age old content delivery issues. The OneDisc™/DVDPlus© compliments Duplium's CD, DVD and Internet Digital Delivery offerings, providing Duplium and our clients a winning hand."

The dual-sided, hybrid optical disc technology has the unique feature of combining two distinct formats of content distribution on one disc, a DVD (digital versatile disc) on one side and a CD (compact disc) on the other. This hybrid disc technology was created to service the entertainment and music industries, but has widespread consumer and business applications.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004
or
Duplium Corporation
Keith Eckhardt
National Sales Manager
2029 Westgate Drive
Suite 120
Carrollton, TX 75006
972-512-0014
email: keckhardt@duplium.com